Exhibit 99-B.4.8

                    Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT


The contract is endorsed in order to meet the requirements of Section 403(b) of the Internal Revenue Code ("Code") and, if applicable, the Employee Retirement Income Security Act (ERISA). The following provisions apply and, in the case of a conflict with any provision in the contract, this endorsement controls.

Nontransferable.  The contract is nontransferable in accordance with Code
Section 401(g). The contract may not be sold, assigned, transferred or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, except pursuant to a qualified domestic relations order as described in Code Section 414(p).

Contract Holder. The Contract Holder must be a participant under a Code Section 403(b) Tax Deferred Annuity program.

Annuitant.  The Annuitant is the Contract Holder.

Beneficiary. The Contract Holder shall name a Beneficiary. If the Contract is subject to ERISA and the Contract Holder is married, the spouse must be named as Beneficiary of 50% of any remaining Guaranteed Payments. However, if the Contract Holder has attained age 35, an alternate Beneficiary may be named for this portion of the Contract provided the Contract Holder furnishes to Aetna a waiver and spousal consent satisfying the requirements of ERISA Section 205. Any Beneficiary may be named for the balance without the consent of the spouse.

Premium.  The premium applied to the contract must be an amount rolled over from
(1) another contract qualified under Code Section 403(b) or a custodial account qualified under Code Section 403(b)(7), or (2) from an Individual Retirement Account or Annuity qualified under Code Sections 408(a) or 408(b) that contains only amounts previously rolled over from a 403(b) Tax Deferred Annuity. Any amount rolled over from a Code Section 403(b) contract or custodial account must be eligible for distribution under the withdrawal instructions set forth in Code
Section 403(b)(7) or 403(b)(11), as applicable.

Distributions. The Annuity payments will only be paid to the Contract Holder, or to an alternate payee pursuant to a qualified domestic relations order as described in Code Section 414(p).

Commutation/Partial Commutation. If the contract is subject to ERISA and if the Contract Holder has a right of commutation under this contract, to exercise such right the Contract Holder must furnish to Aetna a waiver and spousal consent satisfying the requirements of ERISA Section 205.

Endorsed and made a part of the contract as of the Contract Effective Date.

                                /s/  Thomas J. McInerney
                                ----------------------------------------
                                President
                                Aetna Life Insurance and Annuity Company

E403SP96